Exhibit 10.3

Execution Version

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of October 6, 2021, is made by and among Live Oak Sponsor Partners II, LLC, a Delaware limited liability company (“Sponsor”), Live Oak Acquisition Corp. II, a Delaware corporation (“SPAC”), and Navitas Semiconductor Limited, a private company limited by shares organized under the laws of Ireland (“Navitas Ireland”) and domesticated in the State of Delaware as Navitas Semiconductor Ireland, LLC, a Delaware limited liability company (“Navitas Delaware” and together with Navitas Ireland, the “Company”). Sponsor, SPAC and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, SPAC, Live Oak Merger Sub Inc., a Delaware corporation and direct, wholly-owned subsidiary of SPAC (“Merger Sub”), and the Company, have entered into a Business Combination Agreement and Plan of Reorganization, dated as of May 6, 2021 (as amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”), a copy of which has been made available to Sponsor;

WHEREAS, pursuant to the Business Combination Agreement, SPAC, Merger Sub and the Company intend to effect a business combination between SPAC and the Company, on the terms and subject to the conditions set forth therein (collectively, the “Business Combination”); and

WHEREAS, in connection with the Business Combination, the Sponsor has agreed, among other things, to (i) effective as of and conditioned upon the closing of the Business Combination (the “Closing”), amend certain provisions of the Letter Agreement (as defined in the Business Combination Agreement) to provide for an extended lock-up period with respect to certain shares of LOKB Class A Common Stock (as defined in the Business Combination Agreement) held by the Sponsor and to subject 20% of the Sponsor’s shares of LOKB Class A Common Stock to potential forfeiture in the event certain threshold triggers are not met, and (ii) transfer an aggregate of 1,500,000 LOKB Warrants (as defined in the Business Combination Agreement) to an institutional investment manager that has agreed to offer to purchase up to 2,000,000 shares of LOKB Class A Common Stock prior to the Closing and to not redeem any shares of LOKB Class A Common Stock in connection with the Business Combination; and

WHEREAS, as consideration for, among other things, the actions of the Sponsor described above, SPAC and the Company desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Indemnification.

(a) For a period of six (6) years after the Closing, SPAC will indemnify, exonerate and hold harmless the Sponsor from and against all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses (including reasonable attorneys’ fees) in connection therewith (“Indemnified Liabilities”) incurred by the Sponsor, on or after the date of this Agreement, arising out of any third party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim directly relating to the transactions contemplated by the Business Combination Agreement which names the Sponsor as a defendant (or co-defendant) arising from the Sponsor’s ownership of equity securities of SPAC, or its control or ability to influence SPAC; provided, that the foregoing shall not apply to (i) any Indemnified Liabilities to the extent arising out of (A) any breach by the Sponsor of this Agreement or any other agreement between the Sponsor, on the one hand, and the SPAC or any of its subsidiaries, on the other hand, or (B) the willful misconduct, gross negligence or fraud of the Sponsor, or (ii) any Indemnified Liabilities where Sponsor has otherwise separately agreed to indemnify SPAC or any of its subsidiary for such Indemnified Liabilities.

(b) Promptly after Sponsor believes that it has a claim for any Indemnified Liabilities, Sponsor shall notify SPAC and specify in such notice, in reasonable detail, the nature of the claim and an estimated computation of Indemnified Liabilities, as well as other material documents in possession of Sponsor with respect to such claim, provided, that any failure or delay by the Sponsor to notify SPAC shall not relieve SPAC from its obligations hereunder (except to the extent that SPAC has been actually and materially prejudiced by such failure to promptly notify). SPAC shall have full control of the defense of any claim with respect to the Indemnified Liabilities, including any compromise or settlement thereof; provided, that SPAC shall not consent to the entry of any order or enter into any settlement agreement without the prior written consent of Sponsor; provided, further, that such consent shall not be required if such order or settlement agreement contains a full and final release by the third party asserting the claim to Sponsor, and such order or settlement agreement does not contain any criminal liability or admission of guilt or impose any other non-monetary injunctive or equitable relief against Sponsor. Sponsor shall cooperate in the defense or prosecution of such claim, including by retaining and providing to SPAC all records and information which are reasonably relevant to such claim, making employees available to provide additional information and explanation of any materials provided hereunder and executing any documents necessary in connection with any settlement or order entered into in compliance with this Section 1(b).

(c) Sponsor shall have the right to employ separate counsel reasonably satisfactory to the SPAC to represent Sponsor in any such claim with respect to Indemnified Liabilities and to participate in (but not control) the defense thereof, but the fees and expenses of any such separate counsel shall be at the expense of Sponsor; provided, that, the reasonable fees and expenses of any such separate counsel shall be at the expense of SPAC if (i) the claim seeks equitable relief against Sponsor; (ii) Sponsor shall have been advised by counsel in writing, with a copy delivered to SPAC, that the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, including a situation in which one or more legal defenses may be available to Sponsor that are inconsistent with, different from or in addition to those available to SPAC; or (iii) SPAC authorizes Sponsor in writing to employ separate counsel at SPAC’s expense.

(d) Sponsor shall use its commercially reasonable efforts to assist SPAC in seeking insurance recoveries first in respect of any Indemnified Liabilities.

2. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the date that is six (6) years after the Closing and (b) the valid termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) Sections 2 and 3 shall each survive the termination of this Agreement, and (iii) Sections 4 through 18 shall each survive the termination of this Agreement solely to the extent related to any surviving sections.

3. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor makes no agreement or understanding herein in any capacity other than in Sponsor’s capacity as a record holder and beneficial owner of equity securities of the SPAC and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the Business Combination Agreement by any representative of Sponsor in such representative’s capacity as a member of the board of directors of the SPAC or Merger Sub or as an officer, employee or fiduciary of the SPAC or Merger Sub or any affiliate of the SPAC or Merger Sub, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the SPAC, Merger Sub or any such affiliate.

4. Fee Reimbursement.

(a) Reference is made to (1) that certain agreement (the “Forward Purchase Agreement”), dated as of October 6, 2021, by and between ACM AART VII A LLC, a Delaware limited liability company (“Atalaya”), and SPAC. Pursuant to the Forward Purchase Agreement, SPAC has agreed to pay to Atalaya an amount equal to the lesser of (a) the attorney fees and other reasonable expenses related thereto incurred by Atalaya or its affiliates in connection with the transaction contemplated by the Forward Purchase Agreement and (b) $100,000 (the “Fee Reimbursement”).

(b) Sponsor represents and warrants that it holds 6,325,000 shares of SPAC’s Class B common stock, par value $0.0001 per share (the “Founder Shares”), which shares collectively constitute all of the issued and outstanding Founder Shares as of the date hereof.

(c) Subject to SPAC’s payment of the Fee Reimbursement, and subject to and effective immediately prior to the Closing, Sponsor shall surrender, as a capital contribution to SPAC, a number of Founder Shares equal to (a) the amount of the Fee Reimbursement actually paid by SPAC, divided by (b) $10.00; provided, that, for the avoidance of doubt, in no event shall Sponsor be required to surrender greater than 10,000 Founder Shares pursuant to this Section 4.

5. Further Assurances. Each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

6. No Legal Action. Sponsor shall not, and shall cause its affiliates not to and shall direct its Representatives (as defined in the Business Combination Agreement) not to, bring, commence, institute, maintain, or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by Sponsor breaches any duty that Sponsor has (or may be alleged to have) to SPAC or to the other stockholders of SPAC; provided that the foregoing shall not limit or restrict in any manner the rights of SPAC under the Business Combination Agreement or of Sponsor to enforce the terms of this Agreement.

7. Waiver. Any provision of this Agreement may be waived if the waiver is set forth in an instrument in writing signed by the Party against whom the waiver is to be effective. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day (as defined in the Business Combination Agreement)); provided that the notice or other communication is sent to the address or email address set forth in Section 11.01 of the Business Combination Agreement, and, if to a Sponsor, to Sponsor’s address or email address set forth on a signature page hereto, or to such other address or email address as a Party may hereafter specify for the purpose by notice to each other party hereto.

9. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 9 shall be null and void, ab initio.

10. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Parties, any right or remedies under or by reason of this Agreement.

11. Expenses. All fees and expenses incurred by a Party in connection herewith shall be paid by such Party, whether or not the Business Combination is consummated, except as expressly provided otherwise herein or in the Business Combination Agreement.

12. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

13. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced in this Agreement.

15. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

16. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

17. Jurisdiction; WAIVER OF TRIAL BY JURY. Any action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 17. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

18. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing, shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the covenants, agreements or other obligations under this Agreement of or for any claim based on, arising out of, or related to this Agreement.

19. Enforcement of the Agreement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 2, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Business Combination and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. No Party, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 19, shall be required to provide any bond or other security in connection with any such injunction.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

LIVE OAK SPONSOR PARTNERS II, LLC

By:	/s/ Richard J. Hendrix
Name: Richard J. Hendrix
Title: Managing Member
Address for Notices: 40 S Main Street, #2550 Memphis, TN 38103 Email for Notices: gwunderlich@liveoakmp.com

LIVE OAK ACQUISITION CORP. II

By:	/s/ Richard J. Hendrix
Name: Richard J. Hendrix
Title: Chief Executive Officer

Signature page to Sponsor Agreement

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

NAVITAS SEMICONDUCTOR LIMITED, including as domesticated in the State of Delaware as Navitas Semiconductor Ireland, LLC

By:	/s/ Gene Sheridan
Name: Gene Sheridan
Title: CEO

Signature page to Sponsor Agreement